                                                                  EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


June 1, 2000



ILEX Oncology, Inc.
11550 I.H. 10 West, Suite 100
San Antonio, Texas 78230


Gentlemen:

         We have acted as counsel for ILEX Oncology, Inc., a Delaware corporation (the "Company"), in connection with the authorization of 250,000 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of the Company, issuable under the Company's Employee Stock Purchase Plan (the "Plan").

         In connection therewith, we have examined, among other things, the Plan, the Certificate of Incorporation and Bylaws of the Company and the corporate proceedings with respect to the issuance of the Shares and such other corporate documents as we have deemed appropriate.

         Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Plan have been duly authorized by all requisite corporate action and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the Registration Statement.

         The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the federal securities law of the United States of America.

         The opinions expressed herein are for your sole benefit and may be relied upon only by you.

                              Very truly yours,


                              /s/ Fulbright & Jaworski L.L.P.